EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: Axion International Holdings, Inc.

We hereby consent to incorporation by reference in the Registration Statement (Registration No. 333-178681) on Amendment No. 2 to the Form S-1 of our report dated March 6, 2012, except for Note 2, Note 7, Note 9, Note 12 and Note 16 as to which the date is May 21, 2012, included in the Annual Report for the year ended December 31, 2011 and the three month period ended December 31, 2010, relating to the financial statements of Axion International Holdings, Inc., which appear in such Registration Statement

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

New York, New York

May 21, 2012